 EXHIBIT 10.1

Residential Apartment Bulk Purchasing Agreement
Buyer: Hanzhong Municipal Public Security Bureau   (“Party A”)
Seller: Shaanxi Guangsha Investment and Development Group Co., Ltd.  (“Party B”)

Under the principle of high quality and favorable pricing from Party B, with individual consents and Party A’s lead, according to the related regulations under “CONTRACT LAW OF THE PEOPLE'S REPUBLIC OF CHINA” and the “LAW OF THE PEOPLES REPUBLIC OF CHINA ON ADMINISTRATION OF THE URBAN REAL ESTATE”, at equality, voluntary, and on the basis of consensus, Party A and Party B reached the following preliminary agreement with regard to the bulk purchase of the residential apartments:

Article 1 The Basis of the project under construction
The bulk-purchase target is located in Guangsha Mingzhu Beiyuan, which is classified for the usage as residential property, with 70 yeas’ of use right. (Land certificate: Han Shi Guo Yong (tu) Zi No. 4659).

Article 2 Brief description of the Party A bulk purchased residential apartment
1. According to the latest project plan, the location is the entire Tower C1 and Tower C3
2. Party A bulk purchased 224 units of residential apartments
3. All of Party A bulk purchased apartments are structured with two elevators and four units of apartments on each floor. Each Tower has 28 floors. The apartments comprise two models: GFA of 125 square meters and GFA of 135 square meters (to be confirmed by Party A and Party B). The floor height is 3 meters per floor.

Article 3 Confirmation of bulk purchasing price and area
1.
The unit price of the apartments starts from 3,000/RMB per square meter (3,000RMB/Sq. Meter is the price for apartments on the first floor. The price increases by 25RMB/Sq. Meter per floor), the price agreed herein excludes the expenses related to designs out of the scope of the design standard)

2.	Party B shall ensure the unit price of Party A’s bulk purchase is no more than the unit price of the bulk purchase from other parties
3.
The total area of the bulk purchase is based on the calculation from the project construction plan. The actual area will be re-measured after the completion of the project construction in accordance with the state measurement standard. The final area shall be in line with the measurement results of the local House Administration Bureau

4.	The total contract amount of the bulk purchase is approximately RMB 120 million (including parking and heating installation fees)

Article 4 Payment terms
1.
Each apartment owner shall make RMB 100,000 initial payment within 10 days after the date of this agreement. Following the initial payment, each apartment owner shall make additional payment to make the aggregate payment equal to 50% of the total apartment price (The total price of each apartment is temporarily set at RMB 400,000) within two months after the date of this agreement. After the completion of the third floor of the apartment tower, each apartment owner shall make additional payment to make the aggregate payment equal to 70% of the total unit price. After the completion of the main body of the apartment tower, each apartment owner shall make additional payment to make the aggregate payment equal to 90% of the total unit price. The rest 10% payment will be cleared on the date of key-delivery. Party A shall be fully responsible for the project delay, rise of raw material prices, etc caused by the delayed payment as stipulated above

2.	Party B shall only use the payment from Party A for the construction of the bulk purchased apartments. Party B is not allowed to use the payment from Party A for other business activities.

Article 5 Project delivery timeline

Party B shall complete the project designs, approvals, and engineering preparation works within three months after the date of this agreement. Party A shall, in its best efforts, to cooperate with Party B during the project preparation process and to reduce the related expenses to the largest extent. Party B shall complete and deliver the residential apartments herein to Party A within two and a half years of the date of this agreement; Party B shall also be responsible to help Party A obtain the property ownership certificate within half year following the project delivery. Party A shall actively cooperate with Party B in this regard.

Article 6 Liability for breach of contract

1.
If Party B fail to complete the transaction (except the force majeure such as natural disaster, government policy, etc) or Party A fail to make the payment within the time frame stipulated in this agreement, the responsible party will assume the penalty at 0.1‰ of the total contract value per day.

2.	Under the circumstance that Party A delay in making the purchase payments to Party B, Party A will assume the penalty at 0.1‰ of the total contract value per day.

Article 7 Additional agreement
1.
Party A is prohibited from returning or exchanging the apartment (Apartments other than located in Tower C1 and Tower C3) after the execution of this agreement. If Party A return or exchange apartment without the written consent of Party B, Party A shall assume the penalty at 10% of the total contract value of this agreement.

3.
If Party B cannot deliver all of the units of this bulk purchase at its own responsibility, or if Party B sells the contracted apartment units to other purchasers without the written consent of Party A, Party B will assume the penalty at 10% of the total contract value of this agreement.

Article 8 Miscellaneous
1.	The apartments covered in this bulk purchase agreement shall be equipped with central heating equipment. Party A and Party B will negotiate and sign separate agreement in this regard.
2.
Party B shall provide an underground parking slot to each apartment covered in this bulk purchase agreement. Party A shall ensure that over 90% of the apartment owners will purchase parking slot. Party A and Party B will negotiate the price and sign separate agreement in this regard.

3.	The purchase price in this agreement does not include the property management fee. The residents from Party A will bear the property management fee on their own.
4.
If Party A intend to add additional facilities out of the equipment listed in the attachment of this agreement, both Parties will negotiate the related expenses in accordance with the market condition.

5.	After moving in, Party A must comply with the administrative guidelines set by Party B’s property management company and implement the relative fees to be negotiated by both Parties.

Article 9 This agreement shall become effective immediately after being signed and stamped by both Parties.

Article 10 This agreement has four duplicates with equal legal effect, each party holds two copies.

Buyer (Party A)( Stamp) Hanzhong Municipal Public Security Bureau
Legal Representative (signature)

Seller (Party B)( Stamp) Shaanxi Guangsha Investment and Development Group Co., Ltd.
Legal Representative (signature)

Date:   May 28, 2011
Signing Address: Hantai District, Hanzhong city, Shaanxi province

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